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                                                                    Exhibit 23.4

     In connection with the Purchase Agreement, dated May 21, 1999 (the "Purchase Agreement"), among Caithness Coso Funding Corp. (the "Issuer"), Coso Finance Partners, a California general partnership, Coso Energy Developers, a California general partnership, and Coso Power Developers, a California general partnership (collectively, the "Guarantors"), the Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser"), relating to the Issuer's 6.80% Senior Secured Notes due 2001 (the "2001 Notes") and the Issuer's 9.05% Senior Secured Notes due 2009 (the "2009 Notes" and, together with the 2001 Notes, the "Notes") and each Guarantor's guarantee of the Notes, Henwood Energy Services, Inc. (the "Energy Markets Consultant"), hereby certifies as follows:

     1. The Energy Markets Consultant has consented to the references to it in the Exchange Offer Registration Statement (as defined in the Purchase Agreement) and to the use of the report prepared by the Energy Markets Consultant, dated May 20, 1999, and contained in Exhibit B to the Exchange Offer Registration Statement (the "Energy Markets Consultant's Report").


                              HENWOOD ENERGY SERVICES, INC.


                              By /s/ Kevin Woodruff
                                ---------------------------------
                                     Kevin Woodruff
                                     Principal Consultant

Dated:  July 22, 1999